Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-10) and related Prospectus of Trillium Therapeutics Inc. for the registration of common shares, first preferred shares, warrants to purchase common shares, units and subscription receipts, and to the incorporation by reference therein of our report dated March 9, 2017 with respect to the consolidated financial statements of Trillium Therapeutics Inc. for the year ended December 31, 2016.

Toronto, Canada	/s/ Ernst & Young LLP
December 15, 2017	Chartered Professional Accountants
Licensed Public Accountants